Toni Perazzo
Chief Financial Officer
(650) 340-1888FOR IMMEDIATE RELEASE

AEROCENTURY CORP. REPORTS SECOND QUARTER 2009 RESULTS

(BURLINGAME, CA), August 11, 2009 — AeroCentury Corp. (NYSE Amex: ACY), an independent aircraft leasing company, today reported its preliminary, unaudited operating results for the second quarter ended June 30, 2009.

For the second quarter ended June 30, 2009, the Company reported total revenues of $8.2 million compared with total revenues of $7.7 million for the same period a year ago.  For the six months ended June 30, 2009, the Company reported total revenues of $16.3 million compared with revenues of $15.5 million for the same period in 2008.

The Company reported net income of $1,368,000 or $0.89 per diluted share for the second quarter of 2009, compared to net income of $1,586,000 or $0.99 per diluted share for the second quarter of 2008 and net income of $2,606,000 or $1.69 per diluted share for the first six months of 2009, compared to net income of $1,881,000 or $1.17 per diluted share for the first six months of 2008.

Operating lease revenue was approximately $0.7 million and $1.3 million greater in the three months and six months ended June 30, 2009, respectively, compared to the same periods in 2008, primarily because of additional lease revenue from aircraft purchased during 2008, as well as additional revenue related to re-leases of aircraft that were off lease for part of the 2008 periods and re-leases of several of the Company’s aircraft during 2008 at increased rental rates.  The effect of these increases was partially offset by a decrease in revenue related to aircraft that were off lease for all or part of the 2009 periods.

Maintenance reserves income is comprised of non-refundable reserves and is earned based on lessee aircraft usage.  Maintenance reserves income was approximately $0.4 million and $0.5 million lower in the three months and six months ended June 30, 2009, respectively, compared to the same periods in 2008, primarily as a result of lower average usage of aircraft by some the Company’s lessees and because there were more aircraft off lease in the 2009 periods compared to the 2008 periods.

Other income in the 2009 periods included $245,000 of interest income related to a federal tax refund.  The six-month period of 2008 included other income of $150,000 consisting of compensation paid by a lessee for canceling a potential re-lease transaction.

Total expenses were approximately $0.9 million higher and $0.3 million lower in the three months and six months ended June 30, 2009, respectively, as compared to the same periods in 2008.

Depreciation was approximately $0.2 and $0.4 million higher in the three months and six months ended June 30, 2009, respectively, compared to the 2008 periods as a result of aircraft purchases in 2008.

Maintenance expense was approximately $0.5 million higher in the three months ended June 30, 2009 compared to the same period in 2008 primarily due to an increase related to off-lease aircraft, the effect of which was partially offset by lower total lessee reserves claims.   Maintenance expense was approximately $0.4 lower in the six months ended June 30, 2009 compared to the same period in 2008 primarily due to lower total lessee reserves claims, the effect of which was partially offset by an increase related to off-lease aircraft.

Interest expense was approximately $0.3 million higher in the three months ended June 30, 2009, compared to the three months ended June 30, 2008, primarily because of $0.1 million more interest and $0.3 million more fee amortization, both related to an increased subordinated debt balance, $0.1 million more of net settlement interest related to the Company’s interest rate swap, and a $0.2 million lower gain in fair value of the swap.  The aggregate effect of these increases was partially offset by a $0.4 million decrease in senior debt interest as a result of a lower average outstanding balance and lower average interest rates in the 2009 period.

Interest expense was approximately $0.4 million lower in the six months ended June 30, 2009, as compared to the same period in 2008, as a result of a decrease of $1.0 million in senior debt interest caused by a lower average outstanding balance and lower average interest rates in 2009, and a $0.3 million gain in 2009, versus a $0.1 million loss in 2008, in the fair value of the Company’s interest rate swap.  The aggregate effect of these decreases was partially offset by $0.4 million more fee amortization and $0.3 million more interest, both related to an increased subordinated debt balance, and $0.3 million more of net settlement interest related to the Company’s interest rate swap in the 2009 period.

AeroCentury is an aircraft operating lessor and finance company specializing in leasing regional aircraft and engines utilizing triple net leases. The Company’s aircraft and engines are on lease to regional airlines and commercial users worldwide.

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AeroCentury Corp.
Selected Financial Information
(Unaudited)
 (in thousands, except share and per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2009	2008	2009	2008
Revenues and other income:

Operating lease revenue	$6,441	$5,759	$12,910	$11,653
Maintenance reserves income	1,542	1,901	3,111	3,650
Other income	258	25	264	205

	8,241	7,685	16,285	15,508
Expenses:

Depreciation	1,908	1,743	3,816	3,450
Maintenance costs	1,710	1,253	3,215	3,635
Interest	1,381	1,101	2,791	3,230
Management fees	913	889	1,840	1,773
Professional fees and other	252	284	659	560

	6,164	5,270	12,321	12,648

Income before income tax provision	2,077	2,415	3,964	2,860

Income tax provision	709	829	1,358	979

Net income	$1,368	$1,586	$2,606	$1,881

Earnings per share:
Basic	$0.89	$1.03	$1.69	$1.22
Diluted	$0.89	$0.99	$1.69	$1.17

Weighted average shares used in earnings per share computations:
Basic	1,543,257	1,543,257	1,543,257	1,543,257
Diluted	1,543,257	1,594,410	1,543,257	1,610,969

Summary Balance Sheet:	June 30, 2009	December 31, 2008	June 30, 2008
	(Unaudited)	(Audited)	(Unaudited)

Total assets	$127,874	$131,733	$136,928
Total liabilities	$90,433	$96,898	$102,907
Shareholders’ equity	$37,441	$34,835	$34,021

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